Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: ir@peoplesbanknet.com

CODORUS VALLEY BANCORP, INC. ANNOUNCES

BOARD AND COMMITTEE APPOINTMENTS

Appoints Kent K. Matsumoto, Esq. as director

Appoints Scott V. Fainor as director

YORK, PA, June 14, 2022 – Codorus Valley Bancorp, Inc. (Nasdaq: CVLY) (“the Company”), parent company of PeoplesBank, A Codorus Valley Company (“PeoplesBank”), announces two appointments to its Board of Directors (“the Board”).

Board & Committee Appointments

The Board of Directors has appointed current PeoplesBank Director Kent K. Matsumoto, Esq. as director of the Company effective June 14, 2022. Mr. Matsumoto will serve as a Class A Director of the Company. In addition, he has been appointed to the Corporate Governance and Nominating Committee of the Company Board of Directors.

Mr. Matsumoto spent 36 years as legal counsel for several publicly held companies and has a broad knowledge of corporate governance. Most recently, he has worked with Viatris Inc., P.H. Glatfelter Company, and Wolters Kluwer Health and Pharma Solutions. Mr. Matsumoto graduated from University of Michigan Law School and the University of Virginia and lives in Wilmington, Delaware. Mr. Matsumoto was previously appointed to the Board of PeoplesBank, A Codorus Valley Company, in September 2021.

The Company also announced the appointment of Scott V. Fainor as director of the Company effective June 14, 2022. Mr. Fainor will serve as a Class C Director of the Company. In addition, he has been appointed to the Board’s Risk Management Committee of the Company Board of Directors.

Mr. Fainor is Chairman of Fainor Holdings, a company he launched in 2019 following a distinguished career as a bank executive for 39 years. Most recently, he served as a Group Executive of BB&T after serving as President and CEO of the public company National Penn Bancshares, Inc. Mr. Fainor holds a Bachelor of Science degree in Marketing and Finance from DeSales University, where he formerly served as a Trustee. He lives in Allentown, Pennsylvania.

“The Board of Directors is pleased that Kent and Scott have agreed to join the Codorus Valley Bancorp, Inc. Board. Their extensive experience in board governance and the financial services industry will be invaluable as we seek to continue to grow the Company and enhance shareholder value,” said Cynthia A. Dotzel, Board Chair.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.